Exhibit 99.1
ADVENTRX PHARMACEUTICALS ANNOUNCES FINANCING
SAN DIEGO — June 29, 2009 — ADVENTRX Pharmaceuticals, Inc. (NYSE Amex: ANX) announced today that it has obtained a commitment to purchase shares of its 5% Series B convertible preferred stock pursuant to a registered direct offering to a single institutional investor, representing gross proceeds of approximately $1.36 million. Twenty-five percent, or approximately $340,250, of the gross proceeds will be placed in an escrow account, which amounts will be released to make the dividend and other payments described below.
The preferred stock is convertible into shares of ADVENTRX’s common stock at the option of the investor at a price of $0.1432 per share and will accrue a 5% dividend until July 6, 2014. If the convertible preferred stock is converted at any time prior to July 6, 2014, ADVENTRX will pay the holder an amount equal to the total dividend that would accrue on the convertible preferred stock from the conversion date through July 6, 2014, or $250 per $1,000 principal amount of notes converted less any dividend payments made with respect to the converted convertible preferred stock.
The closing of the offering is expected to take place on or before July 3, 2009, subject to the satisfaction of customary closing conditions. ADVENTRX plans to use the net proceeds from the offering to fund activities related to seeking FDA approval to market ANX-530 (vinorelbine emulsion) in the United States, including manufacturing-related activities, and for general corporate purposes, including general and administrative expenses.
The shares are being offered by ADVENTRX pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission (“SEC”). A prospectus supplement relating to the offering will be filed with the SEC. Rodman & Renshaw, LLC, a wholly owned subsidiary of Rodman & Renshaw Capital Group, Inc. (NasdaqGM: RODM), acted as the exclusive placement agent for the transaction.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The securities may only be offered by means of a prospectus. Copies of the prospectus supplement and accompanying base prospectus can be obtained directly from the ADVENTRX at 6725 Mesa Ridge Road, Suite 100, San Diego, California 92121 or from the SEC’s website at www.sec.gov.
About ADVENTRX Pharmaceuticals Inc.
ADVENTRX Pharmaceuticals is a biopharmaceutical company whose product candidates are designed to improve the safety of existing cancer treatments. More information can be found on the Company’s web site at www.adventrx.com.
Forward Looking Statement
ADVENTRX cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that involve risks and assumptions that, if they materialize or do not prove to be accurate, could cause ADVENTRX’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: the risk that ADVENTRX’s common stock will be delisted by the NYSE Amex, including as a result of failing to comply with applicable stockholder approval requirements or failing to maintain sufficient stockholders’ equity or a sufficient stock price; the risk that the provisions of Delaware General Corporation Law will prohibits ADVENTRX from making the dividend and other payments due its 5% Series B convertible preferred stock (or to the holders thereof), which may be a breach of its certificate of incorporation or other contractual obligations and expose ADVENTRX to corresponding liability; the risk that ADVENTRX will be unable to raise sufficient additional capital on a timely basis to submit an NDA for ANX-530, to fund operations, including pre-launch activities, during the FDA review period, if an NDA is submitted, or to conduct launch activities, should an NDA for ANX-530 be approved; the risk that ADVENTRX will be unable to raise sufficient additional capital on a timely basis to continue as a going concern; the risk that ADVENTRX will seek protection under the provisions of the U.S. Bankruptcy Code; the risk that ADVENTRX will reassess the results of the ANX-530 bioequivalence study and determine to conduct additional bioequivalence studies of ANX-530, including in humans; the potential for regulatory authorities to require additional preclinical work and/or clinical activities to support regulatory filings, including prior to the submission or the approval of an NDA for ANX-530, which activities may increase the cost and timeline to NDA submission or approval; the risk the FDA will determine that ANX-530 and Navelbine® are not bioequivalent, including as a result of performing pharmacokinetic equivalence analysis based on a patient population other than the population on which ADVENTRX based its analysis; difficulties or delays in manufacturing, obtaining regulatory approval for and marketing ANX-530, including validating commercial manufacturing processes and manufacturers, as well as suppliers; the risk that we will trigger a “maintenance failure” under that certain Rights Agreement, dated July 27, 2005, as amended, and be required to pay liquidated damages, including as a result of losing our eligibility to use Form S-3 if our common stock is delisted from the NYSE Amex; and other risks and uncertainties more fully described in ADVENTRX’s press releases and in the prospectus supplement relating to this offering, which will be filed with the Securities and Exchange Commission. ADVENTRX’s public filings with the Securities and Exchange Commission are available at www.sec.gov.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date when made. ADVENTRX does not intend to update any forward-looking statement as set forth in this press release to reflect events or circumstances arising after the date on which it was made.